Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Mid-America Apartment Communities, Inc.’s Registration Statement Nos. 33-96852, 333-82526, 333-180257, 333-181173, 333-191243 and 333-191243-01 on Form S-3, Registration Statement Nos. 333-190027, 333-190028 and 333-190028-1 on Form S-4, and Registration Statement Nos. 333-123945, 333-115834 and 33-91416 on Form S-8 of our report dated February 28, 2013 (except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013), relating to the consolidated financial statements and financial statement schedules of Colonial Realty Limited Partnership, appearing in the Current Report on Form 8-K of Mid-America Apartment Communities, Inc. dated October 2, 2013.

/s/ Deloitte & Touche LLP

Birmingham, Alabama

October 2, 2013